Exhibit 99.4

FORM OF LETTER TO BROKERS AND OTHER NOMINEE HOLDERS

CRYOPORT, INC.

Subscription Rights to Purchase Shares of Common Stock of Cryoport, Inc.

[•], 2016

To Security Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering by Cryoport, Inc., a Nevada corporation (the “Company”), pursuant to which the Company is distributing non-transferable subscription rights (the “Rights”) to all holders of record (the “Stockholders”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and to all holders (the “Warrantholders,” and together with the Stockholders, the “Holders”) of the Company’s warrants, at 5:00 p.m., New York City time, on [•], 2016 (the “Record Date”). The Rights and Common Stock are described in the Company’s prospectus, dated [•], 2016 (the “Prospectus”).

Pursuant to the terms of the rights offering, the Rights may only be exercised for a maximum of [•] shares, or $10,000,000 of subscription proceeds.

The Rights will expire if they are not exercised by 5:00 p.m., New York City time, on [•], 2016, unless the Company extends the rights offering period as set forth in the Prospectus (as it may be extended, the “Expiration Time”).

As described in the accompanying Prospectus, each beneficial owner of shares of Common Stock or Warrants registered in your name or the name of your nominee will receive one Right for each share of Common Stock owned and for each share of Common Stock into which the Warrants held by such beneficial owner were exercisable, as applicable, at the time of the Record Date. Each Right will entitle the holder thereof to purchase one share of Common Stock at a subscription price of $[•] per full share, subject to proration as described in the Prospectus (the “Basic Subscription Privilege”). If any shares of Common Stock available for purchase in the rights offering are not purchased by other holders of Rights pursuant to the exercise of their Basic Subscription Privilege (the “Excess Shares”), any Rights holder that exercises its Basic Subscription Privilege in full may subscribe for a number of Excess Shares pursuant to the terms and conditions of the rights offering, subject to availability and proration as described in the Prospectus (the “Over-Subscription Privilege”).

The Rights will be evidenced by a non-transferable Rights certificate(s) (the “Rights Certificate”) registered in the Holder’s name or its nominee and will cease to have any value at the Expiration Time.

We are asking persons who hold shares of Common Stock or Warrants beneficially and who have received the Rights distributable with respect to such Common Stock or Warrants through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold Common Stock or Warrants directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Rights Certificate be issued.

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All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the subscription agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the subscription agent.

Enclosed are copies of the following documents:

1.	Prospectus

2.	Instructions for Use of Subscription Rights Certificates (including a Notice of Guaranteed Delivery for Rights Certificates)

3.	A form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee (including a Beneficial Owner Election Form)

4.	Nominee Holder Certification Form

5.	A return envelope addressed to Continental Stock Transfer & Trust Company, the subscription agent for the rights offering

Your prompt action is requested. To exercise the Rights, a properly completed and signed Rights Certificate (or Notice of Guaranteed Delivery, if applicable), together with payment of the subscription price in full for each share of Common Stock subscribed for pursuant to the rights offering, must be delivered to the subscription agent, as indicated in the Prospectus. The subscription agent must receive the Rights Certificate (or Notice of Guaranteed Delivery, if applicable) with the payment, including final clearance of any checks, on or prior to the Expiration Time. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Time will expire.

Additional copies of the enclosed materials may be obtained from Georgeson Inc., the information agent for the offering, at (800) 903-2897 (toll free) or cryoport@georgeson.com. Any questions or requests for assistance concerning the rights offering should be directed to the information agent.

Very truly yours,

Cryoport, Inc.

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